Exhibit 10.61

Nuvelo, Inc.

Management Bonus Amounts for Named Executive Officers for the 2005 Fiscal Year

Name and Title	Bonus Amount
Ted W. Love, Chairman and Chief Executive Officer	$320,000
Michael D. Levy, Senior Vice President for Research and Development	$225,000
Gary S. Titus, acting Chief Financial Officer, Vice President of Finance and Chief Accounting Officer	$85,000
Lee Bendekgey, Senior Vice President and General Counsel	$50,000